Exhibit 2.1

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708	ARTICLES OF INCORPORATION (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

– Remit in Duplicate –

1.	Name of Corporation:	BTMC, INC.

2.	The articles have been amended as follows (provide article numbers, if available):		Article 1 has been amended as follows:

1. Name of Corporation: Bad Toys, Inc.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:             1,000,000            .*

4.	Officer Signature (Required):

/S/		/S/

President or Vice President	and	Secretary or Assistant Secretary
Larry N. Lunan		Susan Lunan

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT 1999.01

Revised on: 07/21/01271109.1

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708	Certificate to Accompany RESTATED ARTICLES (PURSUANT TO NRS 78.403 and 82.371)

Important: Read attached instructions before completing form.

This Form is to Accompany Restated Articles of Incorporation

(Pursuant to NRS 78.403 or 82.371)

(This Form is also to be used to accompany Restated Articles for

Limited Liability Companies, Certificates of Limited Partnership

And Business Trusts)

– Remit in Duplicate –

5.	Name of Corporation:	BAD TOYS, INC.

6.	Indicate what changes have been made by checking the appropriate spaces.*

The entity name has been amended.

The resident agent has been changed.

(attach Certificate of Acceptance from new resident agent)

The purpose of the entity has been amended.

	X	The authorized shares have been amended.

The directors, managers or general partners have been amended.

The duration of the entity has been amended.

IRS tax language has been added.

Articles have been added to the articles or certificate.

Articles have been deleted from the articles or certificate.

	X	None of the above apply. The articles or certificate have been amended as follows:

(provide article numbers, if available)

Article 4 amended to provide for more than one class of stock and the Certificate of Designation.

*This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering Articles of Incorporation, Articles of Organization or Certification of Limited Partnership.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.403 RESTATED FORM 1999.01

Revised on: 01/31/02